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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
May 16, 2002

                                        Contacts:

                                        John W. Alexander, Chairman & CEO
                                        Northfield Savings Bank
                                        (718) 448-1000

                                        John R. Bowen, Chairman, President & CEO
                                        Liberty Bancorp, Inc.
                                        (732) 499-7200

           NSB HOLDING CORP. AND LIBERTY BANCORP, INC ANNOUNCE MERGER

      Staten Island, NY and Avenel, NJ, May 16, 2002 -- NSB Holding Corp., Staten Island, New York ("NSB") and Liberty Bancorp, Inc. (Nasdaq:LIBB) jointly announce that they have entered into an Agreement and Plan of Merger (the "Agreement"). Northfield Savings Bank is a New York chartered savings bank which is wholly-owned by NSB Holding Corp., a New York corporation. Liberty Bank ("Liberty Bank") is a federally-chartered stock savings bank which is wholly-owned by Liberty Bancorp, Inc. ("Liberty Bancorp") which is a federally-chartered mid-tier holding company and subsidiary of Liberty Bancorp, MHC, a federally-chartered mutual holding company. Pursuant to the Agreement, the mutual holding company structure of Liberty Bancorp, MHC will be eliminated and Liberty Bank will ultimately merge with and into Northfield Savings Bank and will operate as a division of Northfield Savings Bank. The stockholders of Liberty Bancorp (the "Public Stockholders") other than Liberty Bancorp, MHC will receive $26.50 in cash in exchange for each share of common stock, resulting in a cash payment by NSB of approximately $34.5 million. Each of the Boards of Directors has approved the transaction.

      John W. Alexander, Chairman and CEO of Northfield states, "We are both community-oriented financial institutions that share similar corporate values and are committed to serving our respective communities. The combined resources of Northfield and Liberty will allow us both to continue to improve services on a more competitive basis while providing additional convenience to our customers. This transaction allows us to better utilize our strong capital position by expanding our deposit base in an attractive market that is in close proximity to Staten Island and sets the foundation for possible future expansion."

      Chairman, President and Chief Executive Officer of Liberty, John R. Bowen states, "We are excited about our partnership with Northfield. The Board of Directors believes that we have structured this merger to address the appropriate interests of our constituents, including a significant premium for our public stockholders and our depositors will become depositors of a larger organization with greater financial resources. Furthermore, similarities in the business practices of Northfield and Liberty should facilitate the assimilation of the two entities."

      The transaction is expected to be completed in the fourth quarter of 2002. It is subject to several conditions, including the receipt of regulatory approvals and the approval of the stockholders of Liberty Bancorp and, if required, the members of Liberty MHC.
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      Pursuant to the Agreement, two members of Liberty Bancorp's Board will become members of NSB's Board. In addition, NSB will establish a New Jersey Advisory Board consisting of Liberty's current Board members.

      Northfield Savings Bank, founded in 1887, serves its current community of Staten Island through eleven full-service offices. At March 31, 2002, NSB had total assets of $1.1 billion, deposits of $613 million and net worth of $95 million. At March 31, 2002, Liberty Bancorp had total assets of $346 million, deposits of $270 million and stockholders' equity of $31.5 million. Liberty will continue to operate seven full-service branches located in Middlesex and Union counties, New Jersey. Liberty Bancorp, MHC owns approximately 63.3% of the outstanding shares of Liberty Bancorp common stock.

      THIS PRESS RELEASE CONTAINS CERTAIN STATEMENTS THAT ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. RELIANCE SHOULD NOT BE PLACED ON FORWARD-LOOKING STATEMENTS BECAUSE THEY INVOLVE UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH ARE, IN SOME CASES, BEYOND THE CONTROL OF LIBERTY BANCORP, INC., AS THE CASE MAY BE. ACTUAL EVENTS, PERFORMANCE AND RESULTS COULD DIFFER MATERIALLY FROM THE ANTICIPATED EVENT, PERFORMANCE OR RESULTS EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. THE FACTORS WHICH MAY CAUSE SUCH DIFFERENCES INCLUDE, AMONG OTHER FACTORS, THE ABILITY OF THE PARTIES TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT, CONDITIONS IMPOSED ON THE CONSUMMATION OF SUCH TRANSACTIONS BY REGULATORY AGENCIES, THE COMPETITIVE ENVIRONMENT AND GENERAL ECONOMIC CONDITIONS.

      Investors and security holders are advised to read the proxy statement and other documents related to the merger transaction when they become available and any amendments to these documents when they become available because they will contain important information. Investors and security holders may obtain these documents free of charge, when available, and other documents filed by Liberty Bancorp with the Securities and Exchange Commission at the SEC's Internet web site (www.sec.gov) and these documents may be obtained for free from Liberty Bancorp by directing such request to Liberty Bancorp, Inc., 1410 St. Georges Avenue, Avenel, New Jersey 07001, telephone 732-499-7200.

      Liberty Bancorp and its directors intend to solicit proxies from Liberty Bancorp shareholders in favor of the merger. The names of the directors of Liberty Bancorp and information regarding their security holdings may be obtained for free from Liberty Bancorp by directing such request to Liberty Bancorp, Inc., 1410 St. Georges Avenue, Avenel, New Jersey 07001, telephone 732-499-7200.